Exhibit 99.1

Sarah McCoy
804.788.6091
Michael Whitlow
804.788.6116

ALBEMARLE CORPORATION TO ACQUIRE CATALYSTS BUSINESS OF AKZO NOBEL

Richmond, Va., April 19, 2004 - Albemarle Corporation (NYSE: ALB) announced today that it expects to complete an agreement with Akzo Nobel N.V. (NASDAQ: AKZOY) to acquire its catalyst business, a leader in the production of petroleum refining catalysts, for 625 million euros in cash, subject to the advice of Akzo Nobel’s Works Council and the approval of regulatory authorities.

The acquisition is expected to close in the second quarter of 2004, and management anticipates it will be immediately cash accretive and accretive to earnings in 2005.

The boards of directors of both Albemarle and Akzo Nobel have approved the agreement. Upon completion of the acquisition, Albemarle will be the world’s largest producer of hydroprocessing catalysts (HPC) and the second largest producer of fluidized catalytic cracking (FCC) catalysts.

The strategic acquisition of the catalyst business, which had 2003 sales totaling approximately 350 million euros, significantly broadens Albemarle’s existing portfolio of catalyst products and service solutions and expands the global size and scope of Albemarle’s business. Albemarle has been a leader in polyolefin catalysts for the industry for many years, and traces its history in the chemistries that support the catalyst industry back to the early 1950s in North America.

The proposed acquisition will provide Albemarle with a leading position in the $2 billion refinery segment of the $10 billion catalyst industry. The company already has a leadership position in the $2 billion segment that serves the plastics industry. Fluid cracking catalysts help break down heavy crude oil into gasoline and other lighter products. The hydroprocessing catalysts Albemarle plans to acquire are used to upgrade fuel quality. Both product areas are critical to refinery efficiency and to new clean fuel requirements. Other catalysts, such as those for isomerization and alkylation, are also marketed or under development.

Mark C. Rohr, president and chief executive officer of Albemarle, said, “The critical mass in catalysis represented by our proposed acquisition of the Akzo Nobel business provides a strong technology foundation, positioning us well for sustainable growth in the refinery market. Refiners are increasingly challenged to provide higher quality fuels, the market is globalizing, and we will have the technology and innovation capability to serve more than 750 refineries worldwide facing these issues.”

Albemarle intends to operate the new business as a third segment, joining it with existing polymer chemical and fine chemical segments, moving its current catalysts products into the new division and incorporating other polymer additives and its flame retardants into a newly named Polymer Additives segment. “We are creating a model catalyst business,” Rohr said, “by matching our recognized leadership in supplying the industry’s next generation of plastics-improving catalysts with the refining catalyst capabilities of the Akzo Nobel team.”

“This new segment will serve customers who are fundamental to the world economy,” Rohr said, “giving us a stable, sustainable growth platform, complementary products and immediate productivity in the pairing of our very strong sales, manufacturing and research and development teams.”

Hans Wijers, chairman of Akzo Nobel’s board of management, said, “Catalysts is an excellent and innovative business manned by creative people making positive contributions to refinery efficiency and the reduction of emissions. We are confident that Albemarle will continue to develop the business.”

The company has acquired six businesses over the past five years, and in 2003 these acquisitions accounted for 27 percent of Albemarle’s net sales.

Production sites for FCC and HPC catalysts are in Amsterdam (The Netherlands) and Pasadena (Texas, United States). Chemical Processing Catalysts (CPC) are produced in Amsterdam. The business also has 50% owned, non-consolidated joint ventures in Brazil (FCC SA), Japan (Nippon Ketjen), and France (Eurecat, with affiliates in the US, Saudi Arabia and Italy). The catalyst business of Akzo Nobel has approximately 850 employees worldwide with an additional 550 employees in its joint ventures.

The transaction will be financed initially through a new senior credit facility and a bridge loan. Several financial institutions have provided funding commitments. Albemarle intends to design its permanent capital structure in order to obtain investment grade credit ratings. According to management, the combined entities will have strong cash flow that supports continued growth of the business, and Albemarle expects to continue its current dividend policies.

Banc of America Securities LLC and Bear, Stearns & Co. Inc. are acting as financial advisors to Albemarle in connection with the transaction and have provided financial commitments. Hunton & Williams LLP is acting as Albemarle’s lead legal advisor.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading producer of specialty chemicals for consumer electronics; pharmaceuticals; agricultural, automotive and industrial products; and construction and packaging materials. The company’s two business segments, Polymer Chemicals and Fine Chemicals — which includes custom manufacturing services for the life sciences market — serve customers in more than 100 countries, generating annual revenue of approximately $1.1 billion. Learn more about Albemarle at www.albemarle.com.

The company will conduct a teleconference on Monday, April 19th, at 1 p.m. Eastern Time to further discuss the transaction with shareholders and other interested parties. Dial 1-800-497-3477 (password: michael) or link to www.albemarle.com for the Web cast. Replay will be available at 1-800-642-1687, beginning at 3 p.m. Eastern Time, April 19th through 12 a.m. Eastern Time, April 23. Access Code: 6858996. Refer to the company Web site for the presentation used during the teleconference.

Albemarle also will hold its regular earnings conference call on Wednesday, April 21, 2004, at 11 a.m., and information is available on the website.

Some of the information presented in the pages of this presentation constitutes forward-looking comments within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the proposed acquisition by Albemarle Corporation of Akzo Nobel’s refinery catalyst business, including financial and operating results, the parties’ plans, beliefs, expectations and intentions and other statements that are not historical facts.

Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. Actual results may vary materially from those set forth in the forward-looking statements. The following factors, among others, could affect the consummation of the proposed transaction: execution of a definitive sale and purchase agreement, the advice from Akzo Nobel’s Works Council, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act and the receipt of other competition law clearances. The following factors, among others, could affect the anticipated results: consummation of the financing on terms favorable to the Company, the ability to integrate successfully the acquired business within the expected timeframes or at all, and ongoing operations of the business. Additional factors that could cause Albemarle’s results to differ materially from those described in the forward-looking statements can be found in Albemarle’s Annual Report on Form 10-K for the year ended December 31, 2003.

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